Exhibit 16

April 18, 2003

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C.  20549

Dear Sirs/Madams:

We have read Item 4 of Florida Public Utilities Company’s Form 8-K dated April 18, 2003, and we agree with the statements made in the second and third paragraphs therein.  Except for the date of April 15, 2003, which represents the date our services terminated, we have no basis to agree or disagree with the statements in the first and fourth paragraphs.

Yours truly,

/s/  Deloitte & Touche LLP

DELOITTE & TOUCHE LLP